Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
The Board of Directors of the Fund has authorized quarterly distributions of $0.18 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$150.48	Daily Average Number of Shares Traded[2]	50,922
NAV per share[1]	$10.03	Outstanding Shares[3]	15,005,224
Closing price[2]	$8.55	Expense Ratio (10/31/2019)	1.61%
Discount	14.76%	Portfolio Turnover (10/31/2019)	18.13%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	4.93%	-35.35%	-35.66%	-14.98%	-11.62%	-2.18%
MXF NAV	6.87%	-33.96%	-33.98%	-14.50%	-10.13%	-2.55%
MSCI Mexico Index	3.68%	-33.54%	-33.75%	-15.04%	-10.68%	-3.66%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During April 2020, the Fund repurchased no shares.

Top Ten Holdings (65.15% of Net Assets)
1 América Móvil	17.06%	6 Orbia	4.42%
2 Fomento Económico Mexicano	8.99%	7 Gruma	3.95%
3 Grupo México	8.27%	8 Grupo Aeroportuario del Pacífico	3.78%
4 Grupo Financiero Banorte	6.34%	9 Kimberly-Clark de México	3.77%
5 Wal-Mart de México	5.18%	10 Alfa	3.39%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets recorded a strong performance during April 2020, partially recovering from the declines experienced during the first quarter of the year; the MSCI World Index and the MSCI Emerging Markets Index increased 10.8% and 9.0%, respectively. The U.S. Federal Reserve maintained unchanged its target interest rate at a range of between 0.00% and 0.25% and will continue to purchase government securities in the amount needed to support effective functioning of the financial system. In addition, on April 9, 2020, it announced additional actions to provide up to $2.3 trillion in loans to support the economy. In this context, the DJIA and the S&P 500 increased 11.1% and 12.7%, respectively, during April 2020, the yield on the U.S. 10-year Treasury note decreased 3 basis points to 0.64%, while the U.S. dollar remained unchanged (measured by the DXY Index4). OPEC and non-OPEC members reached an agreement to cut oil production by 9.7 mbpd starting on May 1, 2020, for an initial period of two months, while for the subsequent six-month period (July-December 2020) the adjustment agreed upon will be of 7.7 mbpd. The MSCI Mexico Index increased 3.7% during the month and the Mexican peso depreciated 2.1% to Ps. $24.17.
In local news, Mexico´s Central Bank decreased its reference interest rate by 50 basis points to 6.00%, while it announced additional measures to support the financial system for a total of 3.3% of GDP. The currency commission established a swap line with the U.S. Federal Reserve for up to $60 billion, in addition to its own foreign currency auction mechanism, of which $6.5 billion were auctioned during the month. Mexico´s preliminary GDP for the first quarter of 2020 reported an annual decrease of 1.6%, while Mexican-listed companies reported their financial results for the first quarter of 2020 with overall neutral operational results, as sales grew 3.3% while Ebitda decreased 4.6% on annual terms. In a positive development, the USMCA trade agreement is set to be implemented on July 1, 2020, which will help with economic recovery for the region and will provide legal certainty on investments made among the three countries.
Credit agencies took action on Mexico´s credit ratings. Both Fitch and Moody´s downgraded Mexico´s sovereign and Pemex´s credit ratings, following S&P actions taken in March. Regarding Mexico´s sovereign, Fitch downgraded its rating to ‘BBB-’ from ‘BBB’ with a stable outlook, while Moody´s downgraded it to ‘Baa1’ from ‘A3’ maintaining a negative outlook, due to expected macroeconomic weakness driven by Covid-19. Despite the above, the three credit ratings maintain Mexico’s debt within its “investment grade” category.
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The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.